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                                                         Exhibit No. EX-99.h.2.b


                            JACOB INTERNET FUND INC.

               AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

     THIS AMENDMENT dated as of April 12, 2002 to the Transfer Agent Servicing Agreement, as amended, dated as of August 27, 1999, by and between Jacob Internet Fund Inc., a Maryland corporation, and U.S Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC), a Wisconsin limited liability company shall be as follows:

     Paragraph 7 Confidentiality shall be amended by replacing it in its entirety with the following:

     7.   Proprietary and Confidential Information

     USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

     Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

JACOB INTERNET FUND INC.                 U.S. BANCORP FUND SERVICES, LLC


By: /s/ Ryan Jacob                       By: /s/ Joseph C. Neuberger
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